Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Emily Downing-Baer edowning@unum.com

	INVESTORS	Matt Royal investorrelations@unum.com
Unum Group Announces $3.4 Billion Long-term Care
Reinsurance Transaction with Fortitude Re
•Reinsuring $3.4 billion of statutory long-term care (LTC) reserves, representing 19% of total LTC statutory reserves

•Ceding a portion of multi-life individual disability insurance (IDI) business, representing 20% of Unum US in-force IDI premium

•Total transaction expected to drive $100 million capital benefit to Unum

•Significant step in reducing exposure to legacy LTC business

CHATTANOOGA, Tenn. (February 27, 2025) – Unum Group (NYSE: UNM) announced today that its Unum Life Insurance Company of America subsidiary (Unum America) has agreed to enter into an agreement to cede to Fortitude Reinsurance Company Ltd. (Fortitude Re), on a coinsurance basis, individual LTC insurance policies representing 19% of Unum’s total LTC block and a quota share of IDI policies reinsured from an affiliate representing 20% of Unum's total in-force IDI premium, effective January 1, 2025.

At the closing of the transaction, Unum America will cede $3.4 billion of individual LTC reserves and approximately $120 million of IDI in-force premium to Fortitude Re, who will then retrocede biometric risk to a highly rated global reinsurer. The IDI portion of the transaction will consist of business reinsured from an affiliate, Provident Life and Accident Insurance Company, and will not include new business going forward.

Overall, the transaction is expected to generate an estimated $100 million capital benefit, comprised of a $200 million capital impact related to the reinsured LTC block and a $300 million capital benefit related to the reinsured IDI block. Unum will continue to provide service and administration for the reinsured business. The transaction is expected to close during 2025, subject to receipt of required regulatory approvals and satisfaction or waiver of other customary closing conditions.

“The transaction announced today with Fortitude Re is consistent with our strategy of growing a leading employee benefits business while reducing our exposure to the legacy long-term care business. Through this action we further improve our risk profile, decrease the footprint of the closed block, and shift focus towards our more capital efficient, higher-returning core businesses,” said Richard P. McKenney, president and chief executive officer. “The transaction also validates our assumptions for the LTC block, and the actions we have taken over the last several years. We remain committed to our closed block strategy, pursuing opportunities to optimize our capital, and delivering value for our shareholders.”

closed block, and shift focus towards our more capital efficient, higher-returning core businesses,” said Richard P. McKenney, president and chief executive officer. “The transaction also validates our assumptions for the LTC block, and the actions we have taken over the last several years. We remain committed to our closed block strategy, pursuing opportunities to optimize our capital, and delivering value for our shareholders.”

Members of Unum Group senior management will host a conference call on Thursday, February 27, 2025, at 8:00 a.m. ET to discuss the reinsurance transaction.

To access the conference call, you must register in advance using the following URL:  https://registrations.events/direct/Q4I330793. Upon registration, you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will be available in a listen-only mode on the company’s investors website at www.investors.unum.com. It is recommended that webcast viewers access the website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. Following the conference call, a replay of the webcast will be available on the company’s investors website, and a recording of the call will also be available using the registration URL noted above through March 6, 2025.

In conjunction with today’s announcement, a presentation with details of the transaction and additional information is available on the company’s investors website.

Debevoise & Plimpton LLP served as legal counsel to Unum in connection with this transaction.

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Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Unum Group and its subsidiaries. Unum Group’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in Part 1, Item 1A (Risk Factors) of Unum Group’s Annual Report on Form 10-K for the year ended December 31, 2023. The forward-looking statements in this release speak only as of the date of this release, and Unum Group does not undertake to update any particular forward-looking statement included in this release.

About Unum Group

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2024, Unum Group reported revenues of $12.9 billion and paid $8.0 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

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